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                                                                    Exhibit 99.2

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                                               Company Contacts:
Investor Relations: Financial Media Relations: Patrice Saxon, Investor Relations
Tom Redington       Bob Stone                  858/ 410-2660
Redington, Inc.     The Dilenschneider Group   Gregory Hanson, CFO
203/ 222-7399       212/ 922-0900              858/ 410-2670


            AVANIR PHARMACEUTICALS TO TRADE ON THE OTC BULLETIN BOARD


        San Diego, September 17, 1999 -- AVANIR Pharmaceuticals (NASDAQ: AVNR) today announced that it was determined by a Nasdaq Listing Qualifications Panel that the company's stock is to be delisted from trading on the Nasdaq Stock Market effective at close of business today. The Panel noted that the company currently does not meet the requirements for continued listing.

        Gerald J. Yakatan, Ph.D., AVANIR's chief executive officer and president, said AVANIR will begin trading on the OTC Bulletin Board on Monday, September 20, 1999. "Given the recent unfavorable decision by the Food and Drug Administration on docosanol, the company's lead therapeutic product, the decision by Nasdaq was not unexpected."

        AVANIR Pharmaceuticals, based in San Diego, California, is a specialty pharmaceutical company that identifies, acquires and commercializes therapeutic compounds through discovery and in-licensing.

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The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the company's Annual Report on Form 10-K/A and other publicly available information regarding the company, copies of which are available from the company upon request. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Forward-looking statements usually contain the words "anticipate," "intend," "believe" or similar expressions, and are subject to numerous known and unknown risks and uncertainties. In evaluating such statements, prospective investors should carefully review various risks and uncertainties identified in Form 10-K/A. Even though the final terms of the FDA's action letter have not yet been received, the company cannot provide any assurance that it will be able to obtain the financial resources necessary to provide the additional clinical data or continue to develop docosanol.